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                                                                     EXHIBIT 8.1

                      [LETTERHEAD OF PROSKAUER ROSE LLP]



February __, 1998



Wilshire Real Estate Investment Trust Inc.
c/o Wilshire Financial Services Group Inc.
1776 SW Madison Street
Portland, Oregon  97205


Ladies and Gentlemen:

We have acted as counsel to Wilshire Real Estate Investment Trust Inc., a Maryland corporation (the "Company"), with respect to certain tax matters in connection with the sale by the Company of Common Stock (the "Stock") as described in the Registration Statement on Form S-11, Registration No. 333-39035, dated February__, 1998 (the "Registration Statement"). In connection with the sale of Stock, we have been asked to provide an opinion regarding the discussion in the prospectus forming a part of the Registration Statement (the "Prospectus") under the heading "Federal Income Tax Consequences" and regarding the classification of the Company as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code")./1/

The opinions set forth in this letter are based on relevant provisions of the Code, Treasury Regulations issued thereunder (including Proposed and Temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinions.

In rendering our opinions, we have made such factual and legal examinations and inquiries, including an examination of such statutes, regulations, records, certificates and other documents as we have considered necessary or

_______________________
/1/  All section references herein are to the Code.

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Wilshire Real Estate Investment Trust Inc.
February __, 1998
Page 2


appropriate, including the following: (1) the Registration Statement (including exhibits thereto); (2) the Amended and Restated Articles of Incorporation of the Company; (3) the Limited Partnership Agreement of Wilshire Real Estate Partnership L.P., dated as of ________ __, 1998 (the "Operating Partnership"); and (4) the Management Agreement, made as of ________ __, 1998, between the Operating Partnership, the Company and Wilshire Realty Services Corporation (the "Manager"). The opinions set forth in this letter also are based on certain written representations made by the Company and the Operating Partnership in a letter to us dated February __, 1998 (collectively, these written representations and the documents described in the immediately preceding sentence are referred to herein as the "Transaction Documents").

In our review, we have assumed, with your consent, that all of the factual representations and statements set forth in the Transaction Documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. Moreover, we have assumed that the Company and the Operating Partnership each will be operated in the manner described in the relevant Transaction Documents. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

With respect to matters of Maryland law, we have relied upon the opinion of Piper & Marbury L.L.P., counsel for the Company, dated February __, 1998, that the Company is a validly organized and duly incorporated corporation under the laws of the State of Maryland.

  Based upon, and subject to the foregoing and the discussion below, we are of the opinion that:

     (i) commencing with the Company's taxable year ending on December 31, 1998, the Company will qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Code and the Company's organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

     (ii) the information in the Prospectus under the caption "Federal Income Tax Consequences," to the extent it constitutes matters of law, summaries of legal matters or legal conclusions, has been reviewed by us and is accurate in all material respects.

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Wilshire Real Estate Investment Trust Inc.
February __, 1998
Page 3

The Company's qualification and taxation as a REIT will depend upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code as described in the Registration Statement with regard to, among other things, the sources of its gross income, the composition or its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. Proskauer Rose LLP will not review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company, the Operating Partnership, the sources of their income, the nature of their assets, the level of the Company's distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for the Company's qualification and taxation as a REIT.

This opinion is rendered to you solely in connection with the sale of the Stock and may not be used by you for any other purpose or relied upon by an other person without our prior written consent.

We consent to the use of our name under the captions "Federal Income Tax Consequences" and "Legal Matters" in the Prospectus and to the use of these opinions for filing as exhibit 8.1 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                 Sincerely yours,

                                 PROSKAUER ROSE LLP


                                 By:
                                    -------------------------
                                      A Member of the Firm